Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Associated Capital Group, Inc.
Rye, New York
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2016, relating to the consolidated financial statements of Associated Capital Group, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s financial statements for the period before it operated as an independent, stand-alone entity) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
New York, New York
August 5, 2016